Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-253602), and Form F-3 (File No. 333-250026) of Paranovus Entertainment Technology Ltd. (the “Company”) of our report dated July 27, 2023, relating to the consolidated balance sheet of the Company as of March 31, 2023, and the related consolidated statements of operation and other comprehensive (loss)/income, changes in shareholders’ equity, and cash flow for the year ended March 31, 2023 and the related notes, included in its Annual Report on Form 20-F.

Singapore

July 27, 2023